Exhibit 10.13

October 30, 2012

Dear Joe,

It is with great pleasure that I offer you the position of President, Worldwide Field Operations at AppDynamics, Inc. (the “Company”). If you decide to join us, you will receive a monthly salary of $25,000 ($300,000 annualized), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an executive officer, you will also be eligible to receive all employee benefits to which our senior-most Company executives are entitled, including health insurance and paid vacation time.

In addition to your base salary and benefits, you will be eligible to receive an annual cash bonus of up to $200,000 in the aggregate (paid in four quarterly installments over the year and pro rated for your first year of employment) based upon the achievement of mutually agreed upon MBOs and revenue targets established by you and the Board of Directors (the “Board”). Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

Furthermore, if you decide to join the Company, the Company will pay you a signing bonus in the amount of $200,000 on the first regular payroll period following your start date; provided that such signing bonus shall be subject to the following condition: in the event you are terminated by the Company for Cause or you voluntarily resign from the Company prior to the one (1) year anniversary of your start date with the Company, in either case prior to a Change in Control (as defined in the Company’s 2008 Stock Plan and Stock Option Agreement (the “Plan”)), then you shall be required to repay a pro-rated portion of this signing bonus. The amount of such pro-rated repayment shall be equal to the product of $16,667 and a number which is equal to twelve (12) minus the number of whole months you were employed by the Company. Such amount may be offset against any wages or bonuses otherwise due to you.

If you decide to join the Company, it will be recommended to the Board within seven (7) days of your start date that the Company grant you an option to purchase 2,429,474 shares of the Company’s Common Stock, which represents 3% of the Company’s fully diluted outstanding share capitalization as of the date of this offer letter (the “Primary Grant”). 25% of the shares subject to the Primary Grant shall vest 12 months after your employment start date with the Company, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. In addition, it will be recommended to the Board within seven (7) days of your start date that the Company grant you additional option grants which shall vest based on the achievement of certain milestones (each a “Milestone Grant” and, collectively with the Primary Grant, the “Option Grants”), as follows:

Joe Sexton

October 30, 2012

•	The first Milestone Grant will be for 202,456 shares of the Company’s Common Stock (or, 0.25% of the Company’s fully diluted outstanding share capitalization as of the date of this offer letter) and shall vest as follows: In the event the Company achieves either (i) $85,0000,000 in total bookings during the 24-month period beginning as of February 1, 2012 and ending on January 31, 2014, or (ii) $55,000,000 in total bookings during the 12-month period beginning as of February 1, 2013 and ending on January 31, 2014, then, subject in either case to your continuing employment with the Company, the shares subject to such Milestone Grant shall vest monthly over 48 months in equal monthly installments from your employment start date with the Company, with the effect that it will be partially vested when the performance goal is achieved, and

•	The second Milestone Grant will be for an additional 202,456 shares of the Company’s Common Stock (or, 0.25% of the Company’s fully diluted outstanding share capitalization as of the date of this offer letter) and shall vest as follows: In the event the Company achieves $100,000,000 in total bookings for a trailing 12-month period at any time beginning as of February 1, 2014 and ending on January 31, 2015, then, subject to your continuing employment with the Company, the shares subject to such Milestone Grant shall vest monthly over 48 months in equal monthly installments from your employment start date with the Company, with the effect that it will be partially vested when the performance goal is achieved.

The exercise price per share of the Option Grants shall be equal to the fair market value per share of the Common Stock on the date they are granted, as determined by the Board. The Option Grants shall be subject to the terms and conditions of the Plan, including vesting requirements. It will be recommended that the Option Grants be granted subject to early exercise at your election.

Notwithstanding the foregoing and subject to your execution and non-revocation of a standard release of claims in favor of the Company (or its successor), (i) in the event that your employment is terminated by the Company without Cause (as defined below) or you terminate your employment with the Company as the result of a Constructive Termination (as defined below), then the Company shall pay you an amount equal to six (6) months of your base salary in effect immediately prior to the termination of your employment, and (ii) in the event that your employment is terminated by the Company without Cause (as defined below) or you terminate your employment with the Company as the result of a Constructive Termination (as defined below), in either case upon or within the period that is three (3) months before or twelve (12) months after a Change in Control (as defined in the Plan), then, (a) the Company shall pay you an amount equal to twelve (12) months of your base salary in effect immediately prior to the termination of your employment and any bonus amounts

Joe Sexton

October 30, 2012

earned up to the date of such termination, but not yet paid and (b) 100% of the unvested shares subject to the Option Grants shall vest and become exercisable immediately prior to such Change in Control. In addition, subject to your execution and non-revocation of a standard release of claims in favor of the Company (or its successor), in the event that your employment is terminated by the Company without Cause (as defined below) at any time within the first twelve (12) months after your employment start date with the Company, then 12.5% of the shares subject to the Primary Grant shall vest and become exercisable immediately upon such termination. To the extent that you have early exercised any portion of your options, the acceleration provisions set forth in this paragraph shall apply to the restricted stock you receive as a result of your early exercise.

“Cause” shall mean: (i) your engaging in illegal or unethical conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its affiliates; (ii) your violation of a federal or state law or regulation materially applicable to the Company’s business; (iii) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company; (iv) your being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates; or (v) your repeated failure to substantially perform your duties and responsibilities to the Company (or its successor, if applicable) after written notification by the Board of Directors of such failure and a reasonable opportunity to cure such failure within 30 days.

“Constructive Termination” shall mean any of the following, without your express written consent: (i) a reduction of your duties, position or responsibilities to a level below that of a Senior Vice President of the Company; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a Change of Control but is not made the President of the acquiring corporation) shall not constitute a “Constructive Termination”; (ii) a reduction of more than ten percent (10%) of your then-current base salary (other than as part of an across-the-board, proportional salary reduction applicable to all executive officers of the Company and approved by the Board of Directors of the Company); (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction constitutes an across-the-board reduction, applicable to all executive officers of the Company and approved by the Board of Directors of the Company); (iv) a relocation of the Company’s principal corporate offices to a location greater than 50 miles from its current location; and (v) the failure of the Company to obtain the assumption of the material obligations of your employment offer letter with the Company or of this Agreement by any successors.

Joe Sexton

October 30, 2012

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case and you have provided the Company all agreements with your current employer that might limit the manner in which you may be employed. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration,

Joe Sexton

October 30, 2012

(iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be November 14, 2012. This letter, along with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by either the President or the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by November 2, 2012.

Joe Sexton

October 30, 2012

We look forward to your favorable reply and to working with you at AppDynamics, Inc.

Sincerely,
AppDynamics, Inc.

By	/s/ Jyoti Bansal
Jyoti Bansal
Chief Executive Officer

Accepted:	/s/ Joe Sexton
Joe Sexton

Date:	10/31/2012

Enclosures:

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement